UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
Schedule 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
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Filed by a Party other than the Registrant ☐

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☑	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12
ULTRA PETROLEUM CORP.
(Name of Registrant as Specified in its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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ULTRA PETROLEUM CORP.
363 N. Sam Houston Pkwy E., Suite 1200
Houston, Texas 77060

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To Be Held on June 14, 2010

To the Shareholders of Ultra Petroleum Corp:

You are cordially invited to attend the Annual Meeting of Shareholders of Ultra Petroleum Corp. (the “Company”) which will be held at the Crowne Plaza Hotel, 425 N. Sam Houston Pkwy E., Houston, Texas on Monday, June 14, 2010 at 10:00 a.m. Central Daylight time (CDT), for the following purposes:

1. To elect the Board of Directors to serve until their successors are duly elected and qualified;

2. To appoint Ernst & Young LLP as the independent auditor of the Company for the fiscal year ending December 31, 2010;

3. To receive the financial statements of the Company for the fiscal year ended December 31, 2009 together with the auditor’s report thereon;

4. If presented, to consider and vote upon a shareholder proposal regarding hydraulic fracturing which is opposed by the Board of Directors of the Company; and

5. To transact such other business as may properly be brought before the Annual Meeting or any adjournments or postponements thereof.

The specific details of the matters proposed to be put before the Annual Meeting are set forth in the proxy statement accompanying and forming part of this notice.

Only shareholders of record at the close of business on April 23, 2010, the “Record Date,” are entitled to notice of and to vote at the Annual Meeting and any adjournments or postponements thereof. Each common share is entitled to one vote per share. Whether or not you plan to attend the Annual Meeting, the Company requests that you sign and date the enclosed proxy card and mail it in the stamped, pre-addressed envelope provided or deposit it with the transfer agent, Computershare Investor Services Inc., Proxy Dept., 100 University Avenue, 9th Floor, Toronto, Ontario, M5J 2Y1. In order to be valid and acted upon at the Annual Meeting, forms of proxy must be received at the aforesaid address by 11:00 a.m. Eastern Daylight Time (EDT) on Thursday, June 10, 2010. As an alternative, you can vote your shares by telephone or over the Internet according to the instructions on the proxy card.

Sincerely,

MICHAEL D. WATFORD
Chairman, President and
Chief Executive Officer

April 28, 2010

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE 2010 ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON JUNE 14, 2010

The Company’s Proxy Statement for the 2010 Annual Meeting of Shareholders and Annual Report on Form 10-K for the fiscal year ended December 31, 2009 are available at www.ultrapetroleum.com.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
EXECUTIVE COMPENSATION Compensation Discussion and Analysis
CORPORATE GOVERNANCE
PROPOSAL I ELECTION OF DIRECTORS
PROPOSAL II APPOINTMENT OF INDEPENDENT AUDITORS
PROPOSAL III SHAREHOLDER PROPOSAL ON HYDRAULIC FRACTURING
THE COMPANY’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “AGAINST” THIS PROPOSAL
SHAREHOLDER PROPOSALS FOR 2011 ANNUAL MEETING
DELIVERY OF DOCUMENTS TO SHAREHOLDERS SHARING AN ADDRESS
OTHER MATTERS

Proxy Statement Questions

WHO IS ENTITLED TO VOTE AT THE ANNUAL MEETING?

Shareholders who own shares of common stock as of April 23, 2010 may vote at the meeting.

WHEN WERE THE ENCLOSED SOLICITATION MATERIALS FIRST GIVEN TO SHAREHOLDERS?

This Proxy Statement and accompanying proxy are first being sent, or given, to shareholders on or about May 11, 2010.

WHAT AM I VOTING ON, AND WHAT ARE THE BOARD’S RECOMMENDATIONS?

You are voting on the following:

1. The election of five directors;

2. The appointment of Ernst & Young LLP as the independent auditor of the Company for the fiscal year ending December 31, 2010;

3. If presented, a shareholder proposal which is opposed by the Board of Directors; and

4. Such other business as may properly be brought before the Annual Meeting or any adjournments or postponements thereof.

The Board recommends a vote “FOR” the election of the five directors, “FOR” the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for 2010, and, if presented, “AGAINST” the shareholder proposal.

WHAT CONSTITUTES A QUORUM OF SHAREHOLDERS?

A quorum must be present for the Company to conduct the meeting. A quorum is the presence at the Annual Meeting in person or by proxy of one or more shareholders holding 5% of the total common shares issued and outstanding on the Record Date. For purposes of determining whether a quorum is present under Yukon law, broker non-votes and abstentions count towards the establishment of a quorum.

HOW DO I VOTE?

You may vote your shares in person at the Annual Meeting or by proxy. Since many of the Company’s shareholders are unable to attend the meeting in person, the Company sends forms of proxies and offers electronic and telephone voting to all of its shareholders to enable them to direct the voting of their shares. If your shares are held by your broker in “street name,” your broker will provide you with materials and instructions for voting your shares.

IF MY SHARES ARE HELD IN “STREET NAME” BY MY BROKER, WILL MY BROKER VOTE FOR ME?

Under New York Stock Exchange rules, if your shares are held by your broker in “street name” and you do not vote your shares by following the instructions provided by your broker, your broker can vote your shares on Proposal 2 but not with respect to the election of directors or other non-routine matters, including the shareholder proposal, if presented (Proposals 1, 3 and 4). If you do not instruct your broker how to vote your shares, and if your broker is not permitted to vote on the proposals without instructions from you, then your shares will be counted as “broker non-votes” for those proposals, which will have the same effect as votes against the proposals.

WHAT IS A PROXY?

A proxy is a person you appoint to vote on your behalf. When you vote by completing and returning the enclosed proxy card, you will be designating Michael D. Watford and Kelly L. Whitley as your proxies. Management of the Company is soliciting the proxies so that all common shares may be voted at the Annual Meeting. You must complete and return the enclosed form of proxy or vote by phone or Internet.

CAN I APPOINT SOMEONE OTHER THAN THE INDIVIDUALS NAMED IN THE ENCLOSED PROXY CARD TO VOTE MY SHARES?

Yes, you have the right to appoint another person of your choice, who need not be a shareholder, to attend and act on your behalf at the Annual Meeting. If you wish to appoint a person other than those named in the enclosed proxy card, then draw a line through the printed names appearing on the proxy card and insert the name of your chosen proxyholder in the space provided. This can also be accomplished via the Internet.

It is important for you to ensure that any other person you appoint as your proxyholder will attend the Annual Meeting and is aware that his or her appointment has been made to vote your shares. Proxyholders should, on arrival, present themselves to a representative of the inspector of election.

WHO MAY SIGN THE PROXY CARD?

For a shareholder who is an individual, the form of proxy may be signed either by the individual or by his or her authorized attorney if accompanied by the original power of attorney or a notarially certified copy. In the case of a shareholder which is a corporation or an association, the form of proxy must be signed by a duly authorized officer or by an authorized attorney. Persons signing as officers, executors, administrators or trustees should so indicate and must provide a true copy of the document establishing their authority. An authorized person of a partnership should sign in the partnership name. The Chairman of the Annual Meeting has discretionary authority to accept or reject proxies which do not strictly conform to the foregoing requirements.

HOW WILL MY PROXY VOTE MY SHARES?

Your proxies will vote in accordance with your instructions if duly completed and deposited. If you complete and return your proxy card but do not provide instructions on how to vote, your proxies will vote “FOR” the five director nominees, “FOR” the appointment of Ernst & Young LLP as the independent registered public accounting firm for fiscal year 2010 and “AGAINST” the shareholder proposal described in this proxy statement. Also, your proxy card or a vote by you via phone or the Internet will give your proxies authority to vote, using their best judgment, on any other business that properly comes before the meeting.

The accompanying form of proxy also confers discretionary authority on the persons named therein to vote shares and otherwise act in the proxyholder’s discretion with respect to any amendments or variations to matters identified in the Notice of Meeting and with respect to any other matters that may properly come before the Annual Meeting or any adjournment thereof.

HOW DO I VOTE USING MY PROXY CARD?

There are three steps:

Step 1

a.	Proposal No. 1

Election of a board of five directors to serve until the next Annual Meeting or until their successors are duly elected and qualified.

To vote for a director, you check the box marked “FOR” opposite the name of the director. To withhold a vote from a director, mark the box “WITHHELD” opposite the name of the director.

b.	Proposal No. 2

To appoint Ernst & Young LLP as the independent auditor of the Company for the fiscal year ended December 31, 2010.

To vote for Proposal No. 2, you check the box marked “FOR.” To withhold your vote, mark the box “WITHHELD” opposite the proposal.

c.	Proposal No. 3

For the shareholder proposal to be considered and voted upon at the meeting, a representative of the shareholder submitting the shareholder proposal must be present at the meeting. To vote for Proposal No. 3, you check the box marked “FOR.” If you are opposed to the proposal, check the box marked, “AGAINST.” If you are unsure how to vote, check the box marked “ABSTAIN.” If the shareholder representative is not present at the meeting, all votes relating to the proposal will be discarded.

Step 2

Sign and date your proxy card.

IF YOU DO NOT SIGN AND DATE YOUR PROXY CARD, YOUR VOTES CANNOT BE COUNTED. EACH PROPERLY EXECUTED PROXY WILL BE VOTED IN THE MANNER DIRECTED. IF NO DIRECTION IS MADE, EACH SUCH PROXY WILL BE VOTED AS “FOR” PROPOSALS NO. 1 AND 2, AND “AGAINST” PROPOSAL NO. 3.

Step 3

Mail your proxy card in the pre-addressed, postage-paid envelope.

WHERE DO I SEND MY PROXY CARD?

Please return your properly completed proxy card to the Company’s transfer agent in the postage paid envelope provided or mail it to Computershare Investor Services Inc., Proxy Dept., 100 University Avenue, 9th Floor, Toronto, Ontario, M5J 2Y1. If you vote by telephone or the Internet as described below, please do not send a proxy card to the Company’s transfer agent.

WHAT IS THE DEADLINE FOR SUBMITTING MY PROXY CARD?

To be effective, your proxy card must be received by Computershare Investor Services Inc. at the above address before 11:00 a.m., EDT, on Thursday, June 10, 2010.

CAN I CHANGE MY MIND ONCE I HAVE SUBMITTED MY PROXY CARD TO THE COMPANY?

Yes, if you complete another proxy card prior to the submission deadline, the later-dated proxy card will replace the one submitted earlier. If you are a registered shareholder, you can revoke your proxy by stating clearly, in writing, that you want to revoke your proxy. This statement should be delivered:

•	To the Corporate Secretary of the Company by mail at 363 N. Sam Houston Pkwy E., Suite 1200, Houston, Texas 77060, or by fax at (281) 876-2831 at any time up to and including the last business day preceding the day of the Annual Meeting or any adjournment thereof,

•	To the Chairman of the Annual Meeting prior to the commencement of the meeting on the day of the meeting or any adjournment thereof,

•	In any other manner permitted by law.

If you are a non-registered shareholder, you should contact your nominee for instructions to revoke your proxy.

HOW DO I VOTE BY TELEPHONE?

Record holders may submit proxies by following the “To Vote Using the Telephone” instructions on their proxy cards.

Call toll-free at 1-866-732-VOTE (8683). To vote your shares, you must use the control number printed on your proxy/voting instruction card. Telephone voting is accessible 24 hours a day, seven days a week until 11:00 a.m. EDT on Thursday, June 10, 2010. If you vote by telephone, please do not return your proxy/voting instruction card to the Company’s transfer agent.

Shareholders who hold shares beneficially in “street name” may vote by telephone by calling the number specified on the voting instruction card provided by their brokers, trustee or nominees. Please check the voting instruction card for telephone voting availability.

HOW DO I VOTE ON THE INTERNET?

Record holders with Internet access may submit proxies by following the “To Vote Using the Internet” instructions on their proxy cards.

Visit the website at http://www.investorvote.com and follow the on-screen instructions. To vote your shares, use the control number printed on your proxy/voting instruction card. Website voting is available 24 hours a day, seven days a week, and will be accessible until 11:00 a.m. EDT on Thursday, June 10, 2010. If you vote through the internet, please do not return your proxy/voting instruction card to the Company’s transfer agent.

Shareholders who hold shares beneficially in “street name” may vote by accessing the website specified on the voting instruction cards provided by their brokers, trustees or nominees. Please check the voting instruction card for Internet voting availability.

CAN I VOTE BY PROXY EVEN IF I PLAN TO ATTEND THE ANNUAL MEETING?

Yes. If you vote by proxy, you do not need to fill out a ballot at the Annual Meeting unless you want to change your vote.

WHO IS SOLICITING MY PROXY, HOW IS IT BEING SOLICITED, AND WHO PAYS THE COSTS?

Ultra Petroleum Corp., on behalf of the Board of Directors, through its officers and employees, is soliciting proxies primarily by mail. Solicitations may be supplemented by telephone or other personal contact without special compensation by regular officers and employees of the Company. No solicitation will be made by specifically engaged employees or soliciting agents.

VOTING RESULTS

The report of the inspector of elections will be included in a Current Report on Form 8-K and published on the Company’s website (www.ultrapetroleum.com) within four business days following the Annual Meeting. Copies of the report of the inspector of elections and the Current Report on Form 8-K with respect thereto may be accessed through www.ultrapetroleum.com or obtained by writing to the Manager of Investor Relations, Ultra Petroleum Corp., 363 N. Sam Houston Pkwy E, Houston, Texas 77060.

BENEFICIAL OWNERSHIP OF SECURITIES

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth, as of April 23, 2010, certain information with respect to ownership of the Company’s common shares as to (a) all persons known to the Company to be the beneficial owners of more than five percent of the Company’s outstanding common shares, (b) each director (including the nominees), (c) each of the executive officers named in the Summary Compensation Table, and (d) all executive officers and directors of the Company as a group. Unless otherwise indicated, all common shares are owned directly and each owner has sole voting and investment power with respect to such shares listed next to their names in the following table.

The information as to shares beneficially owned has been obtained from filings made by the named beneficial owners with the Securities and Exchange Commission and Canadian regulatory authorities as of April 23, 2010, or, in the case of executive officers and directors of the Company information that has been furnished by such individuals.

	Number of	Percent of
Name of Beneficial Owner	Common Shares	Class(a)

Directors and Executive Officers:
Michael D. Watford(b)	4,154,737	2.7%
W. Charles Helton(c)	787,005	0.5%
Robert E. Rigney(d)	1,156,840	0.8%
Stephen J. McDaniel	10,703	*
Roger A. Brown	7,201	*
William R. Picquet(e)	222,398	*
Marshall D. Smith(f)	247,833	*
Stuart E. Nance(g)	74,310	*
Common shares all directors and executive officers own as a group (8 persons)(h)	6,661,027	4.4%
Blackrock Inc.(i)	7,317,592	4.8%
55 East 52nd Street New York, NY 10055
FMR LLC(j)	7,573,357	5.0%
82 Devonshire Street Boston, MA 02109
Janus Capital Management LLC(k)	8,002,278	5.3%
151 Detroit Street Denver, CO 80206
Morgan Stanley(l)	16,887,289	11.1%
1585 Broadway New York, NY 10036
UBS Global Asset Management (Americas) Inc.(m)	9,019,924	5.9%
One North Wacker Drive Chicago, IL 60606
Wellington Management Company, LLP(n)	8,313,808	5.5%
75 State Street Boston, MA 02109

*	Less than 1%

(a)	As of April 23, 2010 there were 152,195,397 common shares outstanding.

(b)	Includes 162,703 common shares issuable upon exercise of vested options; 780,312 common shares issuable upon exercise of vested options owned by Watford Interests Ltd.; and 2,308,536 shares owned by Watford Interests, Ltd. directly. Watford Interests Ltd. is a family partnership in which Mr. Watford has a beneficial interest.

(c)	Includes 103,220 shares owned by the Helton Family Foundation in which Mr. Helton has shared voting power.

(d)	Includes 300,000 shares owned by Mr. Rigney’s family limited partnership and 100,000 shares owned by Mr. Rigney’s Grantor Retained Annuity Trust.

(e)	Includes 216,605 common shares issuable upon exercise of vested options.

(f)	Includes 241,245 common shares issuable upon exercise of vested options owned by VMS Interests, Ltd. VMS Interests, Ltd. is a family partnership in which Mr. Smith has a beneficial interest.

(g)	Includes 71,289 common shares are issuable upon exercise of vested options and 2,000 shares held in children’s trust.

(h)	Includes 1,472,154 common shares issuable upon exercise of vested options.

(i)	Information is based on a Schedule 13G-A filed with the Securities and Exchange Commission on February 10, 2010 by Blackrock Inc. Blackrock Inc. represents that it has the sole voting power over 7,317,592 shares and sole dispositive power over 7,317,592 shares of the Company’s common stock.

(j)	Information is based on a Schedule 13G-A filed with the Securities and Exchange Commission on February 16, 2010 by FMR LLC. FMR LLC represents that it has the sole voting power over 294,783 shares and the sole dispositive power over 7,573,357 shares of the Company’s common stock.

(k)	Information is based on a Schedule 13G filed with the Securities and Exchange Commission on February 16, 2010 by Janus Capital Management LLC. Janus Capital Management LLC represents that it has the sole voting power over 6,256,112 shares, shared voting power over 1,746,166 shares, sole dispositive power over 6,256,112 shares, and shared dispositive power over 1,746,166 shares of the Company’s common stock.

(l)	Information is based on a Schedule 13G-A filed with the Securities and Exchange Commission February 12, 2010 by Morgan Stanley. Morgan Stanley represents that it has the sole voting power over 16,582,033 shares, shared voting power over 17,100 shares, and sole dispositive power over 16,887,289 shares of the Company’s common stock.

(m)	Information is based upon a Schedule 13G filed with the Securities and Exchange Commission on February 11, 2010 by UBS Global Asset Management Americas Inc. UBS Global Asset Management Americas Inc. represents that it has sole voting power over 7,125,728 shares and shared dispositive power over 9,019,924 shares of the Company’s common stock.

(n)	Information is based upon a Schedule 13G (Amendment No. 2) filed with the Securities and Exchange Commission on February 12, 2010 by Wellington Management Company, LLP. Wellington Management Company, LLP represents that it has shared voting power over 5,307,104 shares and shared dispositive power over 8,313,808 shares of the Company’s common stock.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company’s directors and executive officers, and persons who own more than ten percent of a registered class of the Company’s equity securities, to file with the Securities and Exchange Commission and any exchange or other system on which such securities are traded or quoted, initial reports of ownership and reports of changes in ownership of common shares and other equity securities of the Company.

To the Company’s knowledge, based solely on a review of the copies of such Section 16(a) reports furnished to the Company and written representations that no other reports were required, the Company believes that all reporting obligations of the Company’s officers, directors and greater than ten percent shareholders under Section 16(a) were satisfied during the year ended December 31, 2009.

EXECUTIVE COMPENSATION
Compensation Discussion and Analysis

This section discusses the Company’s compensation objectives, outlines the Company’s decisions regarding 2009 compensation for its named executive officers and outlines the rationales behind those decisions.

Objectives of the Company’s compensation program

The Company’s business strategy is to enhance shareholder value through sustained growth in its reserve base, production levels and resulting cash flows from operations. The Company’s compensation program is designed to attract, retain, and motivate employees in order to effectively execute its business strategy.

What the Company’s compensation program is designed to reward

The Company’s compensation program is designed to reward performance that contributes to the achievement of its business strategy on both a short-term and long-term basis. The Company believes compensation should:

•	relate to the value created for shareholders by being directly tied to the financial performance and condition of the Company and the particular executive officer’s contribution thereto,

•	reward individuals who help the Company achieve its short-term and long-term objectives and thereby contribute significantly to the Company’s success,

•	help to attract and retain the most qualified individuals in the oil and gas industry by being competitive with compensation paid to persons having similar responsibilities and duties in other companies in the same and closely related industries, and

•	reflect the qualifications, skills, experience and responsibilities of the particular executive officer.

Elements of the Company’s compensation program and why the Company pays each element

The Company’s compensation program is comprised of four elements: base salary, cash bonus, long-term equity-based compensation and benefits.

The Company pays base salary:

•	in order to recognize each executive officer’s unique value and historical contributions to the Company’s success in light of salary norms in the industry and the general marketplace,

•	to match competitors for executive talent,

•	to provide executives with sufficient, regularly-paid income, and

•	to reflect position and level of responsibility.

The Company includes an annual bonus as part of its compensation program because the Company believes this element of compensation helps to motivate management to achieve key shorter-term corporate objectives and aligns executives’ interests with shareholder interests.

Long-term equity-based incentive compensation is an element of the Company’s compensation policy because the Company believes it:

•	aligns executives’ interests with the interests of the Company’s shareholders,

•	rewards long-term performance,

•	is required in order for the Company to be competitive from a total remuneration standpoint,

•	encourages executive retention, and

•	gives executives the opportunity to share in the long-term performance of the Company.

The Company offers benefits such as matching 401(k) contributions and payment of insurance premiums in order to provide a competitive remuneration package.

How the Company determines each element of compensation

The Compensation Committee of the Company’s Board of Directors oversees the Company’s compensation programs. The Compensation Committee’s primary purpose is to assist the Board of Directors in the discharge of its fiduciary responsibilities relating to the fair and competitive compensation of the Company’s executive officers. Consistent with the listing requirements of the New York Stock Exchange, the Compensation Committee is composed entirely of independent members of the Company’s Board of Directors.

Generally, as compared to its competitors in the industry, the Company targets the 50th percentile for base salary and a higher 75th percentile for total compensation based on performance metrics being satisfied. As a part of evaluating its competitive position relative to those targets, every other year the Company retains a compensation consultant to advise it as to the market and as to appropriate benchmarks, and in years that the Company does not retain a compensation consultant, like 2009, the Company independently reviews survey information (for example as part of its compensation decision-making process, in 2008, the Compensation Committee engaged Stone Partners and reviewed the analysis Stone Parents presented, and in 2009, the Company reviewed the ECI 2009 Oil and Gas E&P Compensation Survey and the Mercer 2009 US MTCS for the Energy Sector). The companies referenced in the survey data reviewed by the Company in 2009 included: Anadarko Petroleum, Apache Corporation, Bill Barrett Corporation, Cabot Oil & Gas, Chesapeake Energy, Devon Energy, EnCana Oil & Gas (USA) Inc., EOG Resources, Forest Oil Corporation, Fortuna Energy, Newfield Exploration Company, Noble Energy, Petrohawk Energy, Plains Exploration & Production Company, Questar Corporation, Quicksilver Resources, Range Resources, Southwestern Energy, Whiting Petroleum, and XTO Energy.

Although the Company periodically retains a consultant for benchmarking and advice and also reviews survey information as a frame of reference, ultimately the Company’s compensation decisions are qualitative, not quantitative, and take into consideration in material part factors such as: the age of the data in surveys the Company reviews; the size, geographic focus, nature of operations, and business complexity of applicable peer group companies; the particular officer’s contribution to the financial performance and condition of the Company; and such officer’s qualifications, skills, experience and responsibilities. Outside factors are also considered, such as industry shortages of qualified employees for comparable positions, recent experience in the marketplace, as well as time lapse between the surveys used and the time the Company’s compensation decisions are being made. Therefore, the final base salary of a particular officer may be greater or less than the 50th percentile and targeted total compensation may be greater or less than the 75th percentile.

Role of CEO.  Through an iterative process, Mr. Watford along with other members of executive management develop preliminary recommendations for compensation actions, including recommendations for performance targets to be used to determine compensation for the named executive officers, including Mr. Watford. The Compensation Committee reviews and considers these preliminary recommendations, accepts or modifies them based on their respective independent business judgments, and makes final recommendations for Board approval.

Base salary.  With respect to base salary, the Company targets by position the market 50th percentile. With respect to Mr. Watford’s base salary, historically this has been based on an employment agreement between the Company and Mr. Watford which was approved by the Compensation Committee and the Board of Directors. Under the agreement, Mr. Watford’s base salary for 2009 is $725,000 and is reviewed annually by the Compensation Committee. Mr. Watford’s salary was increased in 2009 based on Mr. Watford’s performance and the then current market conditions for comparable positions.

Bonus Compensation.  The Company’s bonus compensation is divided into two parts: cash bonus under an Annual Incentive Plan (“AIP”) and long-term incentives under the Long Term Incentive Plan (“LTIP”) and Best in Class programs described below.

AIP.  In 2005, the Company adopted the AIP whereby executive officers, senior management and other non-management personnel have the potential to receive a meaningful cash bonus based on annual performance metrics pre-established by the Compensation Committee as well as discretionary factors. Historically, at the first regularly-scheduled board meeting each year, the Compensation Committee approves the amount to be paid with respect to the prior year’s AIP, all of which will be paid out by the Company after the meeting, and establishes the threshold, target and maximum performance measures such as net income, EBITDA, and production for the ensuing year. Threshold levels are set below those expected to be achieved, target levels are set at levels that are reasonably possible to be achieved, and maximum levels are set at levels that are considered difficult to be achieved.

Because unanticipated events, some of which are beyond the control of the Company’s employees, may affect the Company’s attainment of the goals established by the Committee, the final determination of actual awards under the AIP is discretionary so that at the end of the performance period, the Compensation Committee may adjust the targets, taking into account factors such as commodity prices and significant corporate transactions, to determine the actual amount of bonus compensation, if any. For instance, a large acquisition or divestiture may substantially change the Company’s budget and forecast, thereby affecting the performance metrics. Also, the Compensation Committee encourages the Company’s executives to pursue long-term goals, even if these long-term goals may result in a reduction in the Company’s near-term performance. There is no maximum incentive award amount that may be recommended for any individual; the total of all individual incentive awards, however, may not exceed the funded and approved incentive pool. The Compensation Committee may adjust the initial incentive pool by 20% to reflect their overall assessment of Company results at the end of the year. Awards under the AIP are payable in cash, provided that the Company reserves the right to pay amounts in its common shares.

In 2009, target levels under the AIP for employee levels were as follows: Level I: from 100% to 200% of base salary; Level II: from 60% to 120% of base salary; and Level III: from 50% to 100% of base salary. These target levels were expected to contribute to aligning the Company’s total compensation level at the 75th percentile when performance metrics are satisfied.

In February 2009, the Compensation Committee established net income, cash flow from operations and production metrics, weighted approximately equal, for the ensuing year and the associated funding. All performance measures were met at the maximum level. The Compensation Committee awarded a bonus to Mr. Watford for 2009 of $2.0 million, representing 276% of his 2009 base salary. Mr. Smith was awarded a bonus for 2009 of $550,000, representing 200% of his 2009 base salary, Mr. Picquet was awarded a bonus for 2009 of $600,000, representing 200% of his 2009 base salary, and Mr. Nance was awarded a bonus for 2009 of $180,000 representing 95% of his 2009 base salary.

Long-Term Equity-Based Incentives.  In 2009, as it has in each year since 2005, the Company adopted a Long-Term Incentive Plan (“LTIP”) in order to further align the interests of key employees with shareholders and give key employees the opportunity to share in the long-term performance of the Company by achieving specific corporate financial and operational goals. Officers, managers, and other key employees of the Company who are recommended by the CEO and approved by the Compensation Committee are eligible to participate in the LTIPs.

All LTIP common stock awards and all LTIP awards of contingent restricted stock units are performance-based and are measured over a three-year performance period. The performance period for the 2009 LTIP is January 2009 through December 2011, the performance period for the 2008 LTIP is January 2008 through December 2010, and the performance period for the 2007 LTIP common stock award was January 2007 through December 2009. The Compensation Committee established the following performance measures for the 2009 LTIP, the 2008 LTIP and the 2007 LTIP common stock award: return on equity, reserve replacement ratio, and production growth.

Under the 2009 LTIP, the Compensation Committee established a percentage of base salary for each participant, based on the role performed by such participant for the Company, which percentage is multiplied by the participant’s base salary to derive a Long Term Incentive Value (“LTI Value”). The LTI Value is the “target” value amount which was awarded to each 2009 LTIP participant in the form of contingent restricted stock units and which corresponds to the number of shares of the Company’s common stock such participant is eligible to receive if the “target” level for all performance measures is met. The Compensation Committee also assigned to each participant in the 2009 LTIP threshold and maximum award levels for each performance measure in the event that actual Company performance is below or above the applicable target level. As with the AIP, threshold levels are set below those expected to be achieved, target levels are set at levels that are reasonably possible to be achieved, and maximum levels are set at levels that are considered difficult to be achieved.

In February 2009 the Compensation Committee approved the award of an aggregate of 477,634 contingent restricted stock units to the Company’s officers and employees for the 2009 LTIP, representing 0.32% of the outstanding common shares on the date of the grant. A total of 69 employees and no non-employee directors received contingent awards of restricted stock units, including all four of the named executive officers who received an aggregate of 241,647 units or 46% of the total restricted stock units granted in fiscal 2009.

Under the 2007 LTIP common stock award, the value of the awards were expressed as dollar targets and became payable in common shares equal to a percentage of the dollar target at the end of the performance period based on the Company’s overall performance during such period. With respect to the 2008 LTIP, during the third quarter of 2008, the Board of Directors modified the LTIP such that the dollar target was converted to a target number of shares on the date the Board approved the modification. The awards were converted to grants of the corresponding number of contingent restricted stock units because the Compensation Committee believes awards of contingent restricted stock units are a better way to align executive compensation with the long-term interests of the Company’s stockholders.

With respect to all LTIPs adopted, the contingent awards vest at the time the awards are paid, and participants must be employed by the Company when the awards are distributed in order to receive the award. If the participant is not employed on the distribution date, then he/she will not receive the award.

Best in Class Program.  In 2008, the Company established the “Best in Class Program” for all permanent full time employees. Under the Best in Class Program, participants are eligible to receive a number of shares of the Company’s common stock based on the performance of the Company. As with the LTIP, the Best in Class Program is measured over a three year performance period.

The Best in Class Program recognizes and financially rewards the collective efforts of all of the Company’s employees in achieving sustained industry leading performance and the enhancement of shareholder value. Under the Best in Class Program, on January 1, 2008 or the employment date if subsequent to January 1, 2008, eligible employees received a contingent award of restricted stock units equal to $60,000 worth of the Company’s common stock based on the average high and low share price on the first day of the performance period. Employees joining the Company after January 1, 2008 participate on a pro rata basis based on their length of employment during the performance period.

The number of contingent units that will vest and become payable under the 2008 Best in Class Program is based on the Company’s performance relative to the industry during a three-year performance period beginning January 1, 2008, and ending December 31, 2010, and are set at threshold (50%), target (100%) and maximum (150%) levels. For each vested unit, the participant will receive one share of common stock. The contingent restricted stock units vest on the date the awards are distributed, and the participant must be employed on the date the awards are distributed in order to receive the award. For example, at a conversion price of $71.61 per share (average high and low stock price per share on the first day of the performance period), the $60,000 award is equal to 838 contingent units. If the participant was employed from the beginning of the performance period and the participant is employed on the date the award is distributed: 419 (50% of 838) contingent restricted stock units will vest and the participant will receive 419 shares of the Company’s common stock if the “threshold” level for all performance measures is met; 838 (100% of 838) contingent restricted stock units will vest and the participant will receive 838 shares of the Company’s common stock in the “target” level for all performance measures is met; and 1,257 (150% of 838) contingent restricted stock units will vest and the participant will receive 1,257 shares of the Company’s common stock if the “maximum” level for all performance measures is met. If the participant is not employed on the distribution date, then he/she will not receive the award.

The performance measures are all sources finding and development cost and full cycle economics. Performance results are determined after the end of the performance period and publication of the applicable industry reports.

Benefits.  The Company provides benefits, or perquisites, that it believes are standard in the industry to all of its employees. These benefits consist of a group medical and dental insurance program for employees and their qualified dependents, group life insurance for employees and their spouses, accidental death and dismemberment coverage for employees, a Company sponsored cafeteria plan and a 401-K employee savings and protection plan. The costs of these benefits are paid for largely by the Company. The Company also matches employee deferral amounts up to a total of 5% of eligible compensation. The Company’s discretionary 401-K contribution to each qualified participant was calculated based on 8% of the employee’s eligible salary during 2009. The Company pays all administrative costs to maintain the plan.

How elements of the Company’s compensation program are related to each other

The Company views the various components of compensation as related but distinct and believes the components emphasize “pay for performance” with a significant portion of total compensation reflecting a risk aspect tied to long- and short-term financial and strategic goals. The Company’s compensation philosophy is to foster entrepreneurship at all levels of the organization by making long-term equity-based incentives a significant component of executive compensation. The Company determines the appropriate level for each compensation component based in part, but not exclusively, on its view of internal equity and consistency, and other considerations the Company deems relevant, such as rewarding extraordinary performance. The Company’s Compensation Committee has not adopted any formal or informal policies or guidelines for allocating compensation between long-term and currently paid out compensation, between cash and non-cash compensation, or among different forms of non-cash compensation.

Accounting and tax considerations

The Company has structured its compensation program to comply with Internal Revenue Code Sections 162(m) and 409A. Under Section 162(m) of the Internal Revenue Code, a limitation was placed on tax deductions of any publicly-held corporation for individual compensation to certain executives of such corporation exceeding $1,000,000 in any taxable year, unless the compensation is performance-based. If an executive is entitled to nonqualified deferred compensation benefits that are subject to Section 409A, and such benefits do not comply with Section 409A, then the benefits are taxable in the first year they are not subject to a substantial risk of forfeiture. In such case, the service provider is subject to regular federal income tax, interest and an additional federal income tax of 20% of the benefit includible in income.

The Company has no employees who are currently receiving non-performance based compensation paid in excess of the Internal Revenue Code Section 162(m) tax deduction limit; however, the Company reserves the right to use its judgment to authorize compensation payments that do not comply with the exemptions in Section 162(m) when the Company believes that such payments are appropriate and in the best interest of the shareholders, after taking into consideration changing business conditions or the executive’s individual performance and/or changes in specific job duties and responsibilities.

All equity awards to the Company’s employees, including executive officers, and to the Company’s directors have been granted and reflected in the Company’s consolidated financial statements, based upon the applicable accounting guidance, at fair market value on the grant date in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718, Compensation — Stock Compensation (“FASB ASC 718”).

Compensation Practices and Enterprise Risk

The Company does not believe its compensation policies and practices create risks that are reasonably likely to have a material adverse effect on the Company.

Stock Ownership Policy

Currently the Company does not have a stock ownership policy that applies to its employees.

Compensation Committee Report

The Company has reviewed and discussed with management certain compensation discussion and analysis provisions to be included in the Company’s 2010 proxy statement filed pursuant to Section 14(a) of the Securities Exchange Act of 1934. Based on the reviews and discussions referred to above, the Company recommends to the Board of Directors that the compensation discussion and analysis referred to above be included in the Company’s proxy statement.

Compensation Committee:

Mr. W. Charles Helton (Chairman)
Mr. Robert E. Rigney
Mr. Stephen J. McDaniel

Summary Compensation Table

The following table shows compensation information for the fiscal years ended December 31, 2009, 2008 and 2007, for the Company’s principal executive officer, principal financial officer, and two additional executive officers. The Company refers to these persons as “named executive officers.”

							Change in
							Pension
						Non-	Value and
						Equity	Nonqualified
						Incentive	Deferred	All
				Stock	Option	Plan	Compensation	Other
		Salary	Bonus	Awards	Awards	Compensation	Earnings	Compensation	Total
Name and Principal Position	Year	($)	(1)($)	(2)($)	(3)($)	($)	(4)($)	(5)($)	($)

Michael D. Watford,	2009	$725,000	$2,000,000	$3,800,000	$—	—	—	$31,989	$6,556,989
Chairman, Chief Executive	2008	$600,000	$1,750,000	$960,000	$900,000	—	—	$29,670	$4,239,670
Officer and President	2007	$587,500	$1,500,000	$900,000	$900,000	—	—	$29,420	$3,916,920
Marshall D. Smith,	2009	$275,000	$550,000	$2,417,500	$—	—	—	$31,989	$3,274,489
Chief Financial Officer	2008	$230,000	$350,000	$290,000	$230,000	—	—	$29,670	$1,129,670
	2007	$230,000	$300,000	$230,000	$230,000	—	—	$29,870	$1,019,870
William R. Picquet,	2009	$300,000	$600,000	$2,515,000	$—	—	—	$31,989	$3,446,989
Vice President — Operations	2008	$265,000	$400,000	$325,000	$265,000	—	—	$30,070	$1,285,070
	2007	$235,000	$325,000	$235,000	$235,000	—	—	$28,770	$1,058,770
Stuart E. Nance,	2009	$190,000	$180,000	$450,000	$—	—	—	$31,989	$851,989
Vice President — Marketing	2008	$180,000	$144,000	$172,500	$112,500	—	—	$23,570	$632,570
	2007	$160,000	$128,000	$100,000	$100,000	—	—	$20,970	$508,970

(1)	The amounts in this column represent bonuses earned in 2009, 2008 and 2007, respectively, under the AIP.

(2)	The amounts in this column relate to total estimated payouts earned during 2009, 2008 and 2007, respectively, under the Company’s LTIP described in “Compensation Discussion and Analysis.” Actual awards under the LTIP are not payable to the named executive officers until after the end of the three-year performance cycle and adequate time has elapsed to allow for performance measurement. The dollar amounts stated for stock awards are based on the probable outcome at the grant date and reflect the aggregate compensation cost to be recognized over the service period determined at the grant date in accordance with FASB ASC 718. The assumptions utilized in the calculation of these amounts are set forth in Footnote 6 to the Company’s consolidated financial statements included in the Annual Report on Form 10-K for the year-ended December 31, 2009.

The amounts reflected for the years ended December 31, 2009, 2008 and 2007 assume that the target level of performance conditions will be achieved. If the Company ultimately attains the maximum or threshold performance objectives, the associated aggregate compensation, estimated at the grant date, is estimated in the table below. If the actual performance is below the threshold performance objectives, the resulting award may be zero.

	2009 LTIP	2008 LTIP	2008 BIC	2007 LTIP
	($)	($)	($)	($)

Michael D. Watford
Threshold	$1,900,000	$270,000	$30,000	$270,000
Maximum	$5,700,000	$1,350,000	$90,000	$1,350,000
Marshall D. Smith
Threshold	$1,208,750	$69,000	$30,000	$69,000
Maximum	$3,626,250	$345,000	$90,000	$345,000
William R. Picquet
Threshold	$1,257,500	$79,500	$30,000	$70,500
Maximum	$3,772,500	$397,500	$90,000	$352,500
Stuart E. Nance
Threshold	$225,000	$33,750	$30,000	$30,000
Maximum	$675,000	$168,750	$90,000	$150,000

(3)	Represents LTIP stock options granted to the named executive officers in 2008 and 2007. No options were granted to the named executive officers during 2009. The dollar amounts stated for stock awards reflect the aggregate compensation cost to be recognized over the service period determined at the grant date in accordance with FASB ASC 718. The fair value of each share option award is estimated on the date of grant using a Black Scholes pricing model based on assumptions set forth in Note 6 to the Company’s consolidated financial statements included in the Annual Report on Form 10-K for the year-ended December 31, 2009. The grant date fair value of the share option awards is $33.90 and $24.60 per share for options granted on February 18, 2008 and February 16, 2007, respectively.

(4)	The named executive officers receive no benefits from the Company under defined pension or defined contribution plans.

(5)	Unless otherwise indicated, the amounts in this column consist of matching and profit sharing contributions under the Company’s 401(k) plan and the value of certain other benefits received by the named executive officer. These other benefits include life insurance premiums paid on behalf of the named executive officers.

Grants of Plan-Based Awards

The following table sets forth specific information with respect to each equity grant made under any Company plan to a named executive officer in 2009.

								All Other	All Other
								Stock	Option
								Awards:	Awards:	Exercise or	Grant
		Estimated Future Payouts			Estimated Future Payouts			Number of	Number of	Base	Date Fair
		Under Non-Equity Incentive			Under Equity Incentive			Shares of	Securities	Price of	Value of
		Plan Awards			Plan Awards(1)			Stock or	Underlying	Option	Stock and
		Threshold	Target	Maximum	Threshold	Target	Maximum	Units	Options	Awards(1)	Option
Name	Grant Date	(#)	(#)	(#)	(#)	(#)	(#)	(#)	(#)	($/Sh)	Awards(1)

Michael D. Watford	02-16-2009	—	—	—	50,000	100,000	150,000	—	—	—	$3,800,000
Marshall D. Smith	02-16-2009	—	—	—	31,809	63,618	95,428	—	—	—	$2,417,500
William R. Picquet	02-16-2009	—	—	—	33,092	66,184	99,276	—	—	—	$2,515,000
Stuart E. Nance	02-16-2009	—	—	—	5,921	11,842	17,763	—	—	—	$450,000

(1)	All RSU’s granted to the named executive officers in 2009 were awarded under the 2005 Stock Incentive Plan and have an award price based on the fair market value of the Company’s common stock on the date of grant. The fair market value, as described in the 2005 Stock Incentive Plan, is the average high and low price of the Company’s stock on the date of grant.

Represents potential payouts under the Company’s 2009 LTIP common stock awards for the three-year period ending December 2011. Pursuant to the 2009 LTIPs, the Compensation Committee determined target payout amounts for each named executive officer in February 2009. Awards are paid after the end of the three-year period based on the attainment of pre-established performance measures. The LTIP is discussed in further detail under the heading “Compensation Discussion and Analysis.” The assumptions utilized in the calculation of these amounts are set forth in Footnote 6 to the Company’s consolidated financial statements included in the Annual Report on Form 10-K for the year ended December 31, 2009.

Employment Agreements

The Company is party to an employment agreement with Mr. Watford, the Company’s Chairman, President and Chief Executive Officer, which became effective February 1, 2007. The agreement had an initial term of three years, which automatically extends for successive one-year periods unless the Company notifies Mr. Watford at least ninety days before the term ends of its intention not to renew the agreement. For each one-year extension, the terms of employment are subject to approval by the Company and Mr. Watford. The Company and Mr. Watford agreed to terms of employment for a one-year period starting February 2010.

Under the agreement, Mr. Watford’s base salary is reviewed by the Company’s compensation committee annually for appropriate increases based on Mr. Watford’s performance and the then current market conditions for comparable positions. Mr. Watford also participates in the Company’s long-term incentive compensation plans. In addition, the agreement provides that any such plans the Company adopts in the future will be at least as favorable to Mr. Watford as the plans in effect when the agreement was signed. Mr. Watford prepares the applicable performance targets, goals and rewards under such plans, for review and approval by the Company’s Compensation Committee. The Company provides Mr. Watford an automobile and reimburses him for reasonable business expenses. Mr. Watford is also entitled to participate in any life insurance, disability and health insurance plans maintained by the Company during the term of the agreement.

The Company may terminate the agreement at any time for any reason or for just cause. Just cause is defined as a breach of the agreement by Mr. Watford or the commission by Mr. Watford of certain illegal acts. Additionally, Mr. Watford may terminate the agreement within two years after any of the following: (i) assignment to Mr. Watford of duties inconsistent with his position at the Company as of the date of the agreement; (ii) a change of control of the Company; (iii) the Company’s failure to continue to provide Mr. Watford the level of compensation to which he is entitled as of the date of the agreement; (iv) the

Company requiring Mr. Watford to relocate outside of Houston, Texas; or (v) breach of the agreement by the Company.

If the agreement is terminated other than for just cause, if the Company fails to extend it at the end of the initial term or any one-year extension, or if the Company and Mr. Watford are unable to agree on the terms of employment for any one-year extension, the Company is required to pay Mr. Watford a lump sum equal to his most recent annual salary plus his most recent bonus under the AIP. In addition, all of Mr. Watford’s unvested equity awards will immediately vest upon such termination (or expiration), and be exercisable for one year. The Company has also agreed to indemnify Mr. Watford for liabilities to which he may be subject as a result of acting as an officer of the Company or any of its subsidiaries, and to maintain director and officer liability insurance coverage.

Equity Incentive Plan Awards

Terms of Stock Option Grants

The Company’s Stock Incentive Plans are administered by the Compensation Committee of the Board of Directors as the “Plan Administrator.” The Plan Administrator may make awards of stock to employees, directors, officers and consultants of the Company as long as the aggregate number of common shares issuable to any one person pursuant to incentives does not exceed 5% of the number of common shares outstanding at the time of the award. In addition, no participant may receive during any fiscal year awards of incentives covering an aggregate of more than 500,000 common shares. The Plan Administrator determines the vesting requirements and any vesting restrictions or forfeitures that occur in certain circumstances. Incentives may not have an exercise period longer than 10 years. The exercise price of the stock may not be less than the fair market value of the common shares at the time of award, where “fair market value” means the average high and low trading price of the common shares on the date of the award. In the event of a change of control or termination upon change of control of the Company, all outstanding awards are paid at maximum levels in cash.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth specific information with respect to unexercised options, unvested stock and equity incentive plan awards for each named executive officer outstanding as of December 31, 2009.

	Option Awards					Stock Awards
										Equity
										Incentive
										Plan
								Equity		Awards:
								Incentive		Market or
								Plan		Payout
			Equity					Awards:		Value of
			Incentive					Number of		Unearned
			Plan				Market	Unearned		Shares,
			Awards:			Number of	Value of	Shares,		Units or
	Number of	Number of	Number of			Shares or	Shares or	Units or		Other
	Securities	Securities	Securities			Units of	Units of	Other		Rights
	Underlying	Underlying	Underlying	Option		Stock That	Stock That	Rights		That
	Unexercised	Unexercised	Unexercised	Exercise	Option	Have Not	Have Not	That		Have Not
	Options (#)	Options (#)	Unearned	Price	Expiration	Vested	Vested	Have Not		Vested
Name	Exercisable	Unexercisable(1)	Options (#)	($)	Date	(#)	($)	Vested (#)		($)

Michael D. Watford	500,000			$1.49	01-16-11
	200,000			$4.43	05-07-12
	200,000			$4.83	04-25-13
	400,000			$11.68	02-06-14
	100,000			$25.68	02-07-15
	26,118			$63.05	03-30-16
	36,585			$51.60	02-16-17
		26,557		$75.18	02-18-18
								838	(2)	$60,000	(2)
								12,587	(3)	$900,000	(3)
								13,038	(4)	$900,000	(4)
								100,000	(5)	$3,800,000	(5)

	Option Awards					Stock Awards
										Equity
										Incentive
										Plan
								Equity		Awards:
								Incentive		Market or
								Plan		Payout
			Equity					Awards:		Value of
			Incentive					Number of		Unearned
			Plan				Market	Unearned		Shares,
			Awards:			Number of	Value of	Shares,		Units or
	Number of	Number of	Number of			Shares or	Shares or	Units or		Other
	Securities	Securities	Securities			Units of	Units of	Other		Rights
	Underlying	Underlying	Underlying	Option		Stock That	Stock That	Rights		That
	Unexercised	Unexercised	Unexercised	Exercise	Option	Have Not	Have Not	That		Have Not
	Options (#)	Options (#)	Unearned	Price	Expiration	Vested	Vested	Have Not		Vested
Name	Exercisable	Unexercisable(1)	Options (#)	($)	Date	(#)	($)	Vested (#)		($)

Marshall D. Smith	225,000			$33.57	07-18-15
	6,895			$63.05	03-30-16
	9,350			$51.60	02-16-17
		6,787		$75.18	02-18-18
								838	(2)	$60,000	(2)
								3,217	(3)	$230,000	(3)
								3,332	(4)	$230,000	(4)
								63,618	(5)	$2,417,500	(5)
William R. Picquet	200,000			$40.34	08-16-15
	7,052			$63.05	03-30-16
	9,553			$51.60	02-16-17
		7,819		$75.18	02-18-18
								838	(2)	$60,000	(2)
								3,287	(3)	$235,000	(3)
								3,839	(4)	$265,000	(4)
								66,184	(5)	$2,515,000	(5)
Stuart E. Nance	10,000			$3.91	07-01-12
	24,000			$4.83	04-25-13
	24,000			$16.97	04-26-14
	7,200			$25.68	02-07-15
	2,024			$63.05	03-30-16
	4,065			$51.60	02-16-17
		3,320		$75.18	02-18-18
								838	(2)	$60,000	(2)
								1,399	(3)	$100,000	(3)
								1,630	(4)	$112,500	(4)
								11,842	(5)	$450,000	(5)

(1)	LTIP options granted on February 18, 2008 will vest on February 18, 2011.

(2)	Under the Best in Class program, on January 1, 2008 or the employment date if subsequent to January 1, 2008, all employees received a contingent award of restricted stock units equal to $60,000 worth of the Company’s common stock based on the average high and low share price on the date of grant. Employees joining the Company after January 1, 2008 participate on a pro rata basis based on their length of employment during the performance period. The number of units that will vest and become payable is based on the Company’s performance relative to the industry during a three-year performance period beginning January 1, 2008, and ending December 31, 2010, and are set at threshold (50%), target (100%) and maximum (150%) levels. For each vested unit, the participant will receive one share of common stock. Currently, the Company anticipates that results will be paid at the target level.

(3)	Represents payouts under the Company’s 2007 LTIP for the three-year period ended December 31, 2009. Pursuant to the 2007 LTIP, the Compensation Committee determined target payout amounts for each named executive officer in February 2007. Awards vested and were paid in shares of the Company’s common stock to employees, including each named executive officer, during the first quarter of 2010 based on the attainment of pre-established performance measures. The LTIP is discussed in further detail under the heading “Compensation Discussion and Analysis.” The awards were paid at the maximum level.

(4)	Represents potential payouts under the Company’s 2008 LTIP for the three-year period ending December 31, 2010. Pursuant to the 2008 LTIP, the Compensation Committee determined target payout amounts for each named executive officer in February 2008. Awards vest and are paid after the end of the three-year period based on the attainment of pre-established performance measures. The LTIP is discussed in further detail under the heading “Compensation Discussion and Analysis.” Currently, the Company anticipates that awards will be paid at the maximum level.

(5)	Represents potential payouts under the Company’s 2009 LTIP for the three-year period ending December 2011. Pursuant to the 2009 LTIP, the Compensation Committee determined target payout amounts for each named executive officer in February 2009. Awards vest and are paid after the end of the three-year period based on the attainment of pre-established performance measures. The LTIP is discussed in further detail under the heading “Compensation Discussion and Analysis.” Currently, the Company anticipates that awards will be paid at the maximum level.

Option Exercises and Stock Vested

The following table sets forth specific information with respect to each exercise of stock options and each vesting of stock during 2009 for each named executive officer on an aggregated basis.

	Option Awards		Stock Awards(2)
	Number of		Number of
	Shares	Value Realized	Shares	Value Realized
	Acquired	on Exercise	Acquired	on Vesting
Name	on Exercise	($)(1)	on Vesting	($)

Michael D. Watford	500,000	$26,340,000	24,671	$937,500
Marshall D. Smith	—	$—	6,513	$247,500
William R. Picquet	—	$—	6,661	$253,125
Stuart E. Nance	—	$—	3,357	$127,575

(1)	Reflects the difference between the market value of the shares at the exercise date and the option exercise price multiplied by the number of shares acquired on exercise, regardless of whether the shares were held.

(2)	Relates to the payout of the 2006 LTIP in shares of the Company’s stock during the first quarter of 2009.

Potential Payouts Upon Change of Control and Termination

The Company’s named executive officers are entitled to severance benefits in the event their employment with the Company is involuntarily terminated other than for cause or is voluntarily terminated for good reason within two years of a change of control. Based on a hypothetical termination date of December 31, 2009, the change of control payments to the Company’s named executive officers would have been as follows:

	Mr. Watford(2)	Mr. Smith	Mr. Picquet	Mr. Nance

Base Salary	$1,812,500	$550,000	$600,000	$380,000
Bonus	5,000,000	1,100,000	1,200,000	360,000
Health & Welfare Benefits	6,799	5,000	5,120	5,120
Additional Retirement Benefits	—	—	—	—
Perquisites	—	—	—	—

Subtotal	$6,819,299	$1,655,000	$1,805,120	$745,120
Fair market value of accelerated equity compensation(1)	8,490,000	4,406,250	4,612,500	1,083,750
Tax gross-up	—	—	—	—

TOTAL	$15,309,299	$6,061,250	$6,417,620	$1,828,870

(1)	Includes the 2007, 2008 and 2009 LTIP amounts and the 2008 Best in Class estimated at maximum levels.

(2)	The base salary and bonus are calculated based on Mr. Watford’s employment agreement which was in effect on December 31, 2009. See “Employment Agreements.” The health and welfare benefits are assumed to continue for three years as provided in the employment agreement and are calculated using 2009 amounts.

For the Company’s executive officers (other than the Company’s CEO whose severance benefits are set forth in his employment agreement) the Company provides for: (i) a lump sum severance payment equal to two times the executive’s base salary plus the maximum bonus opportunity under the AIP; (ii) continuation of life and health insurance benefits for two years at existing group rates; (iii) immediate vesting of all stock options awards which are exercisable for one year following termination; and (iv) immediate vesting of all LTIP and Best in Class awards at maximum levels.

A change of control is generally defined as:

•	The acquisition by an individual, entity or group of beneficial ownership of 35% or more of either (x) the then outstanding shares of common stock of the Company, or (y) the combined voting power of the then outstanding voting securities of the Company. An acquisition directly from the Company, by the Company or by an employee benefit plan sponsored by the Company would not constitute a change of control.

•	Where individuals who constitute the Board of Directors of the Company, including new board members approved by the incumbent Board, cease for any reason to constitute at least a majority of the Board.

•	The consummation by the Company of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company or the acquisition of assets of another corporation, unless following such business combination current beneficial owners own at least 50.1% of the combined voting power of the combined company.

•	Approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.

Good reason includes a reduction in the officer’s base salary, diminution of duties or relocation greater than 50 miles without consent.

Director Compensation

Non-employee directors were paid an annual retainer of $75,000 and received common shares equivalent to $175,000 granted under the 2005 Stock Incentive Plan. Directors who are also officers or employees of the Company do not receive any compensation for duties performed as directors. The following table shows compensation paid to each director of the Company during the fiscal year ended December 31, 2009.

					Change in
					Pension
	Fees				Value and
	Earned or			Non-Equity	Nonqualified
	Paid in	Stock	Option	Incentive Plan	Deferred	All Other
	Cash	Awards	Awards	Compensation	Compensation	Compensation	Total
Name	($)	($)(1)	($)(2)	($)	Earnings	($)	($)

W. Charles Helton	$75,000	$175,000	—	—	—	—	$250,000
Robert E. Rigney	$75,000	$175,000	—	—	—	—	$250,000
Roger A. Brown	$75,000	$175,000	—	—	—	—	$250,000
Stephen J. McDaniel	$90,000	$175,000	—	—	—	—	$265,000

(1)	Represents the grant date fair value of 3,797 shares of common stock on the grant date of May 21, 2009.

(2)	At December 31, 2009, none of the Company’s outside directors had stock or option awards outstanding.

CORPORATE GOVERNANCE

Statement of Corporate Governance Practices

The Company has long believed that good corporate governance is important to ensure that the Company is managed for the long-term benefit of the Company’s shareholders. The Company periodically reviews its corporate governance policies and practices and compares them to those suggested by various authorities in corporate governance and to the practices of other public companies. The Company also continuously reviews the rules and regulations promulgated under the Sarbanes-Oxley Act of 2002, all new and proposed rules of the Securities and Exchange Commission and all new and proposed listing and compliance standards of the New York Stock Exchange.

Corporate Governance Guidelines.  The Company’s Board adopted the Corporate Governance Guidelines to assist the Board of Directors in the exercise of its responsibilities. These Guidelines are interpreted in the context of all applicable laws and the Company’s Certificate of Continuance, Articles of Incorporation, By-laws and other corporate governance documents. The Guidelines are intended to serve as a flexible framework within which the Board may conduct its business and not as a set of legally binding obligations. The Guidelines are available free of charge to the public on the Company’s website at http//www.ultrapetroleum.com. You may also request a copy of these Guidelines at no cost by making a written or telephone request for copies to Ultra Petroleum Corp., Corporate Secretary, 363 N. Sam Houston Pkwy E., Suite 1200, Houston, TX 77060, (281) 876-0120.

Code of Business Conduct and Ethics.  In February 2003, the Company’s Board adopted a Code of Business Conduct and Ethics which applies to all of its directors, officers and employees. In connection with the listing of the Company’s shares on the New York Stock Exchange, the Code of Business Conduct and Ethics was amended by the Board in August 2008 to comply with the requirements of the New York Stock Exchange. The Board has not granted any waivers to the Code of Business Conduct and Ethics. The Code of Business Conduct and Ethics is available free of charge on the Company’s website at http://www.ultrapetroleum.com. You may also request a copy of the Code of Business Conduct and Ethics at no cost by making a written or telephone request for copies to Ultra Petroleum Corp., Corporate Secretary, 363 N. Sam Houston Pkwy E., Suite 1200, Houston, TX 77060, (281) 876-0120. Any amendments to or waivers of the Code of Conduct and Business Ethics will also be posted on the Company’s website.

Mandate of the Board and Role in Risk Oversight

The Company’s Board of Directors has explicitly acknowledged responsibility for the management of the business and affairs of, and to act with a view to the best interests of, the Company. The mandate of the Board includes, among other matters: (a) the adoption of a strategic planning process; (b) the assessment of management performance, considering succession planning, and taking responsibility for appointing, training and monitoring senior management; (c) establishing a policy to facilitate communications with shareholders and others involved with the Company; and (d) addressing the integrity of the Company’s internal control and management information systems.

While the Company’s full board of directors, with input from each of its committees, oversees the Company’s management of risks, the Company’s management team is responsible for the day-to-day risk management process. The audit committee reviews with management, as well as internal and external auditors, the Company’s business risk management process, including the adequacy of its overall control environment and controls in selected areas representing significant financial and business risk. The audit committee receives reports from management at least quarterly regarding management’s assessment of various risks and considers the impact of risk on the Company’s financial position and the adequacy of its risk-related internal controls. In addition, each of the committees of the Board of Directors as well as senior management reports regularly to the full Board regarding risks facing the Company and the steps taken to mitigate those risks.

The Company’s Board of Directors met formally five times during the last fiscal year. During the last fiscal year, all directors attended 100% of the total number of meetings of the Board of Directors, except that

Mr. Helton was not present at one meeting of the Board of Directors, and each committee member attended 100% of the total number of meetings held by all committees on which he served.

Board Composition and Independence from Management

The Board has determined that four of the five current directors, Mr. Helton, Mr. Rigney, Mr. McDaniel and Mr. Brown, and four of the five nominated directors, Mr. Helton, Mr. Rigney, Mr. McDaniel and Mr. Brown, are “independent directors” pursuant to the corporate governance standards for companies listed on the New York Stock Exchange. It is a policy of the Board of Directors that a majority of the members of the Board be independent of the Company’s management. For a director to be “independent,” the Board affirmatively determines that the director has no material relationship with the Company that would interfere with the exercise of independent judgment. The director may not be an officer or other employee of the Company or any parent or subsidiary and may not have not served in such capacity during the past three years. In addition, a director will not be deemed independent if he or she:

•	Has accepted or has an immediate family member who has accepted any payments from the Company or any parent or subsidiary of the Company in excess of $120,000 during the current or any of the past three years. Compensation for board service, payments arising solely from investments in the Company’s securities, compensation paid to an immediate family member who is a non-executive employee of the Company or of a parent or subsidiary of the Company, compensation received for former service as an interim Chairman or CEO, or benefits under a tax-qualified retirement plan or non-discretionary compensation are not included in the $120,000.

•	Is an employee of, or has an immediate family member who is an executive officer of, any organization to which the Company made, or from which the Company received, payments (other than those arising solely from investments in the Company’s securities or payments under non-discretionary charitable contribution matching programs) that exceed 2% of the organization’s consolidated gross revenues for that year, or $1,000,000, whichever is more, in any of the most recent three fiscal years.

•	Is an immediate family member of an individual who is or has been employed by the Company or any parent or subsidiary of the Company as an executive officer during any of the past three years.

•	Is an executive officer of another entity where any of the Company’s executive officers serve on the compensation committee.

•	Is or has an immediate family member who is a current partner of the Company’s outside auditor, or was a partner or employee of the Company’s outside auditor who worked on the Company’s audit at any time during any of the past three years.

Consistent with NYSE requirements and to promote open discussion among the Company’s non-management directors, the Company’s non-management directors meet in separate executive (private) sessions following each regularly scheduled meeting of the Board. The Chairman of such executive sessions, as elected by the independent directors, is Mr. Helton, and he presides at executive sessions of the Company’s Board.

Board of Directors’ Leadership Structure

Michael D. Watford is Chief Executive Officer, and Chairman of the Board of Directors of the Company. He has served the Company in those positions since January 1999, during which period the Company and its shareholders have enjoyed tremendous success. Mr. Watford is also the Company’s largest individual shareholder, controlling in excess of 4.1 million shares of the Company’s common stock. It is Mr. Watford’s opinion, an opinion shared by the Company’s full Board of Directors, that the Company’s largest individual shareholder and chief executive who is active in the business, as is currently the case and has been the case with Mr. Watford for more than the past 10 years, should hold both roles. In addition, the Board of Directors believes the Company benefits because the Company’s leadership structure (combined Chairman/CEO position, experienced independent directors and Board committees, and regular executive sessions of the non-management directors) provides a strong, unified leadership for the Company’s management team and the Board. The Board of Directors has not named a lead independent director.

Communication with the Board of Directors

In order to provide the Company’s shareholders and other interested parties with a direct and open line of communication to the Board of Directors, the Board of Directors has adopted the following procedures for communications to directors. Shareholders and other interested persons may communicate with the Chairman of the Company’s Audit Committee or with the non-management directors of the Company as a group by written communications addressed in care of Corporate Secretary, Ultra Petroleum Corp., 363 N. Sam Houston Pkwy E., Suite 1200, Houston, Texas 77060.

All communications received in accordance with these procedures will be reviewed initially by senior management of the Company. Senior management will relay all such communications to the appropriate director or directors unless it is determined that the communication (i) does not relate to the business or affairs of the Company or the functioning or constitution of the Board of Directors or any of its committees; (ii) relates to routine or insignificant matters that do not warrant the attention of the Board of Directors; (iii) is an advertisement or other commercial solicitation or communication; (iv) is frivolous or offensive; or (v) is otherwise not appropriate for delivery to directors.

The director or directors who receive any such communication will have discretion to determine whether the subject matter of the communication should be brought to the attention of the full Board of Directors or one or more of its committees and whether any response to the person sending the communication is appropriate. Any such response will be made only in accordance with applicable law and regulations relating to the disclosure of information.

The Corporate Secretary will retain copies of all communications received pursuant to these procedures for a period of at least one year. The Board of Directors will review the effectiveness of these procedures from time to time and, if appropriate, recommend changes.

Board Committees

The Company’s Board of Directors has three committees: the Audit Committee, the Compensation Committee, and the Nominating and Corporate Governance Committee. The Board may add new committees or remove existing committees as it deems advisable for purposes of fulfilling its primary responsibilities. Each committee will perform its duties as assigned by the Board of Directors in compliance with the Company’s by-laws. The committees and their mandates are outlined below.

Audit Committee.  The purpose of the Audit Committee is to oversee (i) the integrity of the Company’s financial statements and disclosures, (ii) the Company’s compliance with legal and regulatory requirements, (iii) the qualifications, independence and performance of the Company’s independent auditors, (iv) the performance of the Company’s internal audit function and independent auditors, (v) the Company’s internal control systems, and (vi) the Company’s procedures for monitoring compliance with the Company’s Code of Business Conduct and Ethics.

The principal function of the Audit Committee is to assist the Board of Directors in the areas of financial reporting and accounting integrity. As such, it meets periodically with the independent auditors and management, including each in executive session. Management is solely responsible for the financial statements and the financial reporting process, including the system of internal controls. The Company’s independent auditors are responsible for expressing an opinion on the conformity of these financial statements, in all material respects, with accounting principles generally accepted in the United States of America.

The Audit Committee has sole responsibility for retaining, dismissing and compensating the Company’s independent auditors. The Audit Committee annually reviews and pre-approves the audit, review, attest and permitted non-audit services to be provided during the next audit cycle by the independent auditor. To the extent practicable, at the same meeting the Audit Committee also reviews and approves a budget for each of such services. Services proposed to be provided by the independent auditor that have not been pre-approved during the annual review and the fees for such proposed services must be pre-approved by the Audit Committee.

All requests or applications for the independent auditor to provide services to the Company must be submitted to the Audit Committee by the independent auditor and management and must state whether, in the view of the submitting party, the request or application is consistent with applicable laws, rules and regulations relating to auditor independence. In the event that any member of management or the independent auditor becomes aware that any services are being, or have been, provided by the independent auditor to the Company without the requisite pre-approval, such individual must immediately notify the Chief Financial Officer, who must promptly notify the Chairman of the Audit Committee and appropriate management so that prompt action may be taken to the extent deemed necessary or advisable.

The Audit Committee is comprised of Messrs. McDaniel, Helton and Brown. The Board of Directors has affirmatively determined that each of the members is financially literate and is “independent” for purposes of New York Stock Exchange rules applicable to members of the audit committee, meaning that the director has no relationship to the Company that may interfere with the exercise of their independence from management and the Company. Additionally, the Board of Directors has determined that Mr. McDaniel is an “audit committee financial expert.”

The Audit Committee held four meetings during 2009. All members of the Audit Committee attended the meetings. The Audit Committee Charter is available free of charge to the public on the Company’s website at http//www.ultrapetroleum.com. You may also request a copy of the Audit Committee Charter at no cost by making a written or telephone request for copies to Ultra Petroleum Corp., Corporate Secretary, 363 N. Sam Houston Pkwy E., Suite 1200, Houston, TX 77060, (281) 876-0120.

Compensation Committee.  The purpose of the Compensation Committee is to (i) assist the Board of Directors in the discharge of its fiduciary responsibilities relating to the compensation of the Company’s Chief Executive Officer and other executives, (ii) approve and administer the Company’s long-term incentive compensation plans, (iii) establish targets and measure performance against those targets, and (iv) prepare an annual report on executive compensation. The members of this Committee are Messrs. Helton, McDaniel and Rigney. The Board of Directors has determined that each of the members is independent for purposes of New York Stock Exchange rules. The Compensation Committee held four meetings during 2009. All members of the Compensation Committee attended the meetings. The Compensation Committee Charter is available free of charge to the public on the Company’s website at http//www.ultrapetroleum.com. You may also request a copy of the Compensation Committee Charter at no cost by making a written or telephone request for copies to Ultra Petroleum Corp., Corporate Secretary, 363 N. Sam Houston Pkwy E., Suite 1200, Houston, TX 77060, (281) 876-0120.

Nominating and Corporate Governance Committee.  The purpose of the Nominating and Corporate Governance Committee (“Nominating Committee”) is to (i) identify and recommend to the Board individuals qualified to be nominated for election to the Board, (ii) recommend to the Board the members and Chairperson for each Board committee, (iii) periodically review and assess the Company’s Corporate Governance Principles and the Company’s Code of Business Conduct and Ethics and make recommendations for changes thereto to the Board. The Board of Directors has determined that each of the members is independent for purposes of New York Stock Exchange rules. This Committee is comprised of Messrs. Brown, McDaniel and Helton. The Nominating Committee met one time during 2009 and all members of the committee attended the meeting. In accordance with the Company’s Corporate Governance Principles and with the Nominating Committee’s Charter, the Nominating Committee performs the functions listed above, which includes an assessment of whether the Board of Directors of the Company has the necessary diversity of skills, backgrounds, and experiences to meet the Company’s ongoing needs. The Nominating Committee Charter is available free of charge to the public in print or on the Company’s website at http://www.ultrapetroleum.com. You may also request a copy of the Nominating Committee Charter at no cost by making a written or telephone request for copies to Ultra Petroleum Corp., Corporate Secretary, 363 N. Sam Houston Pkwy E., Suite 1200, Houston, TX 77060, (281) 876-0120.

Identifying and Evaluating Nominees for Directors.

The Board of Directors has established certain criteria that it and the Nominating Committee use as guidelines in considering nominations to the Company’s Board of Directors. The criteria include: (i) personal characteristics, including such matters as integrity, age, education, financial independence, diversity of background, skills and experience, absence of potential conflicts of interest with the Company or its operations, willingness to exercise independent judgment, and the availability and willingness to devote sufficient time to the duties of a director of the Company; (ii) experience in corporate management; (iii) experience as a board member of another company; (iv) practical and mature business judgment; and (v) in the case of an incumbent director, such director’s past performance on the Board. The criteria are not exhaustive and the Board of Directors and the Nominating Committee may consider other qualifications and attributes which they believe are appropriate in evaluating the ability of an individual to serve as a member of the Board of Directors. The Company’s goal is to assemble a Board of Directors that brings to the Company a variety of perspectives and skills derived from high quality business and professional experience. In doing so, the Board of Directors and the Nominating Committee also consider candidates with appropriate non-business backgrounds.

The Board of Directors and the Nominating Committee believe that, based on their knowledge of the Company’s corporate governance principles and the needs and qualifications of the Board at any given time, the Board, with the help of the Nominating Committee, is best equipped to select nominees that will result in a well-qualified and well-rounded board of directors. Accordingly, it is the policy of the Board not to accept unsolicited nominations from shareholders. In making its nominations, the Board and the Nominating Committee identify nominees by first evaluating the current members of the Board willing to continue their service. Current members with qualifications and skills that are consistent with the criteria for Board service are re-nominated. As to new candidates, the Board and the Nominating Committee members discuss among themselves and members of management their respective recommendations. The Board and the Nominating Committee may also review the composition and qualification of the boards of directors of the Company’s competitors, and may seek input from industry experts or analysts. The Board and the Nominating Committee review the qualifications, experience and background of the candidates. Final candidates are interviewed by the independent directors and executive management. In making its determinations, the Board and the Nominating Committee evaluate each individual in the context of the Board as a whole, with the objective of assembling a group that can best represent shareholder interests through the exercise of sound judgment. After review and deliberation of all feedback and data, the Board of Directors slates the nominees. The Nominating Committee, and the Board as a whole, believes each slated nominee possesses some or all of the desired qualifications and attributes.

In the section below entitled “Proposal 1 — Election of Directors,” biographical information is furnished with respect to each of the nominees for election at the 2010 Annual Meeting, together with a discussion of each nominee’s experience, qualifications and attributes or skills that led the Company to conclude such nominee should serve the Company as a director.

Compensation Committee Interlocks and Insider Participation

There were no Compensation Committee interlocks nor insider (employee) participation during 2009.

Certain Transactions

In the ordinary course of the Company’s business, the Company purchases products or services from, or engages in other transactions with, various third parties. Occasionally, these transactions may involve entities that are affiliated with one or more members of the Company’s Board. When they occur, these transactions are conducted in the ordinary course and on an arms-length basis.

Review and Approval of Related Party Transactions.

The Company reviews all relationships and transactions in which the Company and its directors and executive officers or their immediate family members are participants to determine whether such persons have a direct or indirect material interest. The Company has developed and implemented processes and controls to obtain information from its directors and executive officers with respect to related person transactions and for then determining, based on the facts and circumstances, whether the Company or a related person has a direct or indirect material interest in the transaction. As required under SEC rules, transactions that are determined to be directly or indirectly material to the Company or a related person are disclosed in the Company’s annual proxy statement. In addition, the Company’s Nominating and Corporate Governance Committee or the Board (if appropriate) reviews and approves or ratifies any related person transaction that is required to be disclosed. In the course of its review and approval or ratification of a disclosable related person transaction, consideration is given to:

•	the nature of the related person’s interest in the transaction;

•	the material terms of the transaction, including, without limitation, the amount and type of transaction;

•	the importance of the transaction to the related person;

•	the importance of the transaction to the Company;

•	whether the transaction would impair the judgment of a director or executive officer to act in the best interest of the Company; and

•	any other matters deemed appropriate.

Any director who is a related person with respect to a transaction under review may not participate in the deliberations or vote respecting approval or ratification of the transaction; provided, however, that such director may be counted in determining the presence of a quorum at the meeting where the transaction is considered.

Related Party Transactions.

Other than as described below, since the beginning of fiscal year 2009, there have been no transactions in excess of $120,000 between the Company and a related person in which the related person had a direct or indirect material interest.

Because of the remoteness of the Company’s properties and the lack of timely commercial air flights, in 2008, the Company’s wholly-owned subsidiary, Ultra Resources, Inc. joined a limited liability company, Falcon Point Aviation, LLC, formed by one of the Company’s directors, Robert E. Rigney, for the purpose of purchasing an aircraft. As a result of its investment of $2.65 million, Ultra Resources owns a 50% interest in Falcon Point. Mr. Rigney owns the remaining 50% of Falcon Point and is the controlling member. Under the terms of the limited liability company agreement for Falcon Point, each member pays a usage fee and a portion of the fixed costs associated with the ownership of the airplane based on its respective usage. The usage fee and fixed costs assessed includes the cost of fuel consumed, state use tax, pilot expenses, landing fees, maintenance expenses, and any other miscellaneous expenses incurred by the member incident to its use of the aircraft. During 2009, the Company paid $411,421 for these expenses.

PROPOSAL I

ELECTION OF DIRECTORS

Each director of the Company is elected annually and holds office until the next annual meeting of the shareholders unless that person ceases to be a director before then. In the absence of instructions to the contrary, the shares represented by a properly completed and deposited proxy will be voted for the nominees herein listed. Each incumbent director identified in the table below was nominated by the Nominating and Corporate Governance Committee of the Company’s Board of Directors as a nominee for election as director of the Company. Each of the nominees has consented to be nominated and have expressed their intention to serve if elected. Management does not contemplate that any of the nominees set out below will be unable to serve as a director.

Directors and Executive Officers

The following table provides information with respect to the directors and nominees for director and present executive officers of the Company. Please refer to the table under the heading “Beneficial Ownership of Securities — Security Ownership of Certain Beneficial Owners and Management” for a summary of the number of common shares owned by each of the Company’s directors and executive officers. Each executive officer has been elected to serve until his successor is duly appointed or elected by the Board of Directors or his earlier removal or resignation from office.

			Position
Name	Age	Position with the Company	Since

Michael D. Watford	56	Chairman of the Board, CEO, President and Director (Nominee)	1999
W. Charles Helton	68	Director (Nominee)	1994
Robert E. Rigney	78	Director (Nominee)	2001
Stephen J. McDaniel	48	Director (Nominee)	2006
Roger A. Brown	65	Director (Nominee)	2007
Marshall D. Smith	50	Chief Financial Officer	2005
William R. Picquet	58	VP — Operations	2005
Stuart E. Nance	50	VP — Marketing	2002

Mr. Michael D. Watford was appointed Chairman, President and Chief Executive Officer of Ultra Petroleum Corp. in January 1999. In his eleven year tenure with the Company, he led a successful restructuring of the Company and has subsequently grown its reserve asset base from 0.5 Tcfe to 4 Tcfe while the market value of the enterprise has increased from $50.0 million to over $8.0 billion with consistent growth in profits. Mr. Watford has enjoyed a full range of industry experiences while working over his 36 year career for a number of energy companies including Shell Oil, Superior Oil, Meridian Oil (Burlington Resources), Torch Energy and Nuevo Energy. Prior to joining Ultra Petroleum, Mr. Watford was Chief Executive Officer of Nuevo Energy for three and one-half years where he led the company’s growth in market value from $200 million to over $1 billion. Previously, Mr. Watford served as a Director on the Boards of Southern Minerals, Nuevo Energy, and Belwether Exploration. Mr. Watford attended the University of Florida where he earned his undergraduate degree in finance in 1975. While working for Shell Oil, he attended night school at the University of New Orleans where he earned his MBA in 1978. Mr. Watford has broad industry experience and is the largest individual shareholder of Company stock.

Mr. W. Charles Helton has been a director of the Company since August 1994. Mr. Helton is a medical doctor and has been the President, Chief Financial Officer and a director of Enterprise Exploration & Production Inc., a private oil and gas exploration and development company, for more than the past five years. Mr. Helton has extensive historical knowledge about the Company. The Company believes Mr. Helton is a valuable member of the Board because of the valuable business skills and insights he has acquired as a result of his broad and diverse success in a variety of business activities throughout his career and because of his strong leadership skills resulting from his serving in many different operational, management and governance roles in the health care industry.

Mr. Stephen J. McDaniel has been a director of the Company since July 2006. For more than the past five years, Mr. McDaniel has been the President and a director of Midstates Petroleum, a privately held exploration and production company, after spending seven years with Merrill Lynch in the oil and gas investment banking group in Houston, Texas. He began his investment banking career with Gordon Capital Corporation and Midland Walwyn Capital, Inc. both Canadian firms. Mr. McDaniel started his career with Conoco, Inc. in 1983 in various engineering, operations and business development positions in domestic and international operations. Because of his extensive oil and gas, investment banking, and engineering experience, including his financial and management expertise, the Company believes Mr. McDaniel is a valuable member of the Board.

Mr. Robert E. Rigney has been a director of the Company since June 2001, and was a consultant to the Company from January 2001 to December 2003. Mr. Rigney is currently retired. Prior to 2003, Mr. Rigney was the Chief Executive Officer and Chairman of Pendaries Petroleum Ltd. since its inception in 1996. The Company believes Mr. Rigney is a valuable member of the Board because through his long career in the oil and gas industry, including activities as a diplomat, oil company executive and consultant in Asia for over 22 years, he provides the Board the benefit of his leadership skills, international experience, and knowledge of the Company’s business environment.

Mr. Roger A. Brown has been a director of the Company since October 2007. Prior to his retirement in 2007, Mr. Brown was Vice President — Strategic Initiatives for Smith International, Inc. from 2005 to 2007 and President of Smith Technologies, a division of Smith International, Inc., from 1998 to 2005. Prior to his thirty year career in oilfield services, Mr. Brown was a practicing attorney for eight years. He holds a Bachelor of Science, Economics, History and Political Science and a Juris Doctorate all from the University of Oklahoma. Mr. Brown currently serves as a director of McDermott International, Inc., where he is a member of its Compensation Committee and the Chairman of its Governance Committee. The Company believes Mr. Brown is a valuable member of the Board because of his background working as both a practicing attorney and his public company board and extensive and successful oil and gas services company executive experience.

Mr. Marshall D. Smith has been Chief Financial Officer since July 2005. Mr. Smith has over 25 years of progressive experience in a multitude of disciplines within the energy industry including operations, strategic planning, corporate finance and business development. Early in his career, Mr. Smith was a practicing Petroleum Engineer for both major and independent oil companies and later focused his career on mergers, acquisitions and corporate finance advisory assignments in the energy sector. From 2001 to 2002, Mr. Smith served as the Chief Financial Officer at Gulf Liquids, Inc. Mr. Smith was the Vice President of Business Development at J.M. Huber Energy from 2002 to 2004. From 2004 until joining the Company in July 2005, Mr. Smith served as the Vice President of Upstream Business Development at Constellation Energy.

Mr. William R. Picquet has been Vice President — Operations since August 2005. Mr. Picquet has over 30 years of industry experience in all aspects of operations and engineering in major North American producing basins. He has worked for various exploration and production companies serving in engineering and management capacities. Mr. Picquet served as the President and Chief Executive Officer of Advantage Energy Services Ltd. from 1997 to 2001 and as the Managing Director of Waterous & Co. from 2002 to 2003. From 2003 to March 2005, Mr. Picquet served as the Chief Executive Officer and was on the Board of Governors of M3 Energy, LLC. Just prior to joining the Company, Mr. Picquet was the Senior Vice President of Operations and Engineering at Mission Resources Company, serving in that role from March 2005 to August 2005.

Mr. Stuart E. Nance has been employed by Ultra since July 2002 and has been Vice President — Marketing since 2006. Mr. Nance has over 25 years of experience in product marketing and land management. His prior experience includes positions with MCN Energy Group, Torch Energy Advisors, Inc., American Oil & Gas Corp., Meridian Oil, Inc. and Texas Oil & Gas Corp.

All officers and directors of the Company, including the nominees, are United States citizens.

The Company’s Board recommends that shareholders vote FOR the five nominees for director herein listed. In the absence of instructions to the contrary, the shares represented by a properly completed and deposited proxy will be voted for the nominees herein listed at the Annual Meeting.

PROPOSAL II

APPOINTMENT OF INDEPENDENT AUDITORS

On February 10, 2010, the Audit Committee of the Board of Directors voted to appoint Ernst & Young LLP to serve as the Company’s independent auditor for the fiscal year ending December 31, 2010. Under Yukon law, the appointment of the independent auditor is subject to shareholder approval and, accordingly, the Audit Committee’s appointment is subject to the receipt of such approval at the Annual Meeting.

Representatives of Ernst & Young LLP are expected to attend the Annual Meeting. The representatives will have the opportunity to make a statement if they so desire and will be available to respond to appropriate questions of the shareholders.

The Company’s Board recommends that shareholders vote FOR the appointment of Ernst & Young LLP as the Company’s independent auditor for the fiscal year ending December 31, 2010. In the absence of instructions to the contrary, the shares represented by a properly completed and deposited proxy will be voted for the appointment of Ernst & Young LLP as the auditors of the Company at the Annual Meeting.

Principal Accountants Fees and Services

The following table presents aggregate fees for professional audit services rendered by Ernst & Young LLP for the audit of the Company’s annual financial statements for each of the years ended December 31, 2009 and 2008, and fees billed for other services rendered by Ernst & Young LLP during those years.

	2009	2008

Audit Fees	$1,067,753	$1,186,130
Audit-Related Fees	—	—
Tax Fees	—	—
All Other Fees	—	—

Total	$1,067,753	$1,186,130

Audit Fees.  Fees paid for professional services rendered by Ernst & Young LLP related to the audit of the Company’s annual financial statements and review of the quarterly financial statements, including out-of-pocket expenses, as well as the related attestation of internal controls as required by the Sarbanes-Oxley Act of 2002, Section 404.

Audit Related Fees.  There were no audit related fees paid to Ernst & Young LLP in 2009 or 2008.

Tax Fees.  The Company has elected not to use its current principal accountant for tax services.

All Other Fees.  The fees for products and services provided by Ernst & Young LLP, other than those reported above.

All of the services provided by the Company’s independent auditors during 2009 and 2008 were pre-approved by the Audit Committee. The Audit Committee has adopted a policy that requires advance approval of all audit, audit-related, tax, and other services performed by the Company’s independent registered public accounting firm. The policy provides for pre-approval by the Audit Committee of specifically defined audit and permitted non-audit services. Unless the specific service has been previously pre- approved with respect to that year, the Audit Committee must approve the permitted service before the Company’s independent registered public accounting firm is engaged to perform it. The Audit Committee has delegated to the Chair of the Audit Committee authority to approve permitted services provided that the Chair reports any decisions to the Committee at its next scheduled meeting.

Audit Committee Report

Acting pursuant to its Charter, the Audit Committee reviewed and discussed the Company’s audited financial statements at, and for the year ended, December 31, 2009 with management and the Company’s independent auditors and recommended to the Company’s Board of Directors that the financial statements be included in the Company’s Annual Report on Form 10-K for 2009. This recommendation was based on: the Audit Committee’s review of the audited financial statements; discussion of the financial statements with management; discussion with the Company’s independent auditors, Ernst & Young LLP, of the matters required to be discussed by auditing standards generally accepted in the United States of America, including the matters required to be discussed by SAS 61; receipt from Ernst & Young LLP of the written disclosures and letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit

Committees); discussions with Ernst & Young LLP regarding its independence from the Company and its management; and Ernst & Young LLP’s confirmation that it would issue its opinion that the consolidated financial statements present fairly, in all material respects, the financial position of the Company and its consolidated subsidiaries and the results of their operations and cash flows for the periods presented in conformity with accounting principles generally accepted in the United States of America.

Mr. Stephen J. McDaniel, Chairman
Mr. W. Charles Helton
Mr. Roger A. Brown

PROPOSAL III

SHAREHOLDER PROPOSAL ON HYDRAULIC FRACTURING

The proponents of the following shareholder proposal have stated that they intend to present the proposal at the Annual Meeting. In accordance with applicable proxy regulations, the following proposal and supporting statement, as submitted by the proponents, are set forth below verbatim. The Company is not responsible for the content of the proposal or supporting statement. The Board of Directors has recommended a vote “AGAINST” the proposal for the reasons set forth below. In the absence of instructions to the contrary, if the shareholder proposal is presented, the shares represented by a properly completed and delivered proxy will be voted against the shareholder proposal at the Annual Meeting.

Shareholder Proposal

The following proposal was submitted to the Company by Green Century Equity Fund.(1)

Whereas,

Onshore “unconventional” natural gas production requiring hydraulic fracturing, which injects a mix of water, chemicals, and particles underground to create fractures through which gas can flow for collection, is estimated to increase by 45% between 2007 and 2030. An estimated 60-80% of natural gas wells drilled in the next decade will require hydraulic fracturing.

Fracturing operations can have significant impacts on surrounding communities including the potential for increased incidents of toxic spills, impacts to local water quantity and quality, and degradation of air quality. Government officials in Ohio, Pennsylvania and Colorado have documented methane gas linked to fracturing operations in drinking water. In Wyoming, the US Environmental Protection Agency (EPA) recently found a chemical known to be used in fracturing in at least three wells adjacent to drilling operations.

There is virtually no public disclosure of chemicals used at fracturing locations. The Energy Policy Act of 2005 stripped EPA of its authority to regulate fracturing under the Safe Drinking Water Act and state regulation is uneven and limited. But recently, some new federal and state regulations have been proposed. In June 2009, federal legislation to reinstate EPA authority to regulate fracturing was introduced. In September 2009, the New York State Department of Environmental Conservation released draft permit conditions that would require disclosure of chemicals used, specific well construction protocols, and baseline pre-testing of surrounding drinking water wells. New York sits above part of the Marcellus Shale, which some believe to be the largest onshore natural gas reserve.

Media attention has increased exponentially.  A search of the Nexis Mega-News library on November 11, 2009 found 1807 articles mentioning “hydraulic fracturing” and environment in the last two years, a 265 percent increase over the prior three years.

Because of public concern, in September 2009, some natural gas operators and drillers began advocating greater disclosure of the chemical constituents used in fracturing.

In the proponents’ opinion, emerging technologies to track “chemical signatures” from drilling activities increase the potential for reputational damage and vulnerability to litigation. Furthermore, we believe uneven regulatory controls and reported contamination incidents compel companies to protect their long-term financial interests by taking measures beyond regulatory requirements to reduce environmental hazards.

Therefore be it resolved,

Shareholders request that the Board of Directors prepare a report by October 1, 2010, at reasonable cost and omitting proprietary information, summarizing 1. the environmental impact of fracturing operations of Ultra Petroleum; 2. potential policies for the company to adopt, above and beyond regulatory requirements, to reduce or eliminate hazards to air, water, and soil quality from fracturing.

Supporting statement:

Proponents believe the policies explored by the report should include, among other things, use of less toxic fracturing fluids, recycling or reuse of waste fluids, and other structural or procedural strategies to reduce fracturing hazards.

(1)	Green Century Equity Fund represented to the Company that it owns 1,474 shares of the Company’s common stock. According to the fund’s website, as of December 31, 2009, total net assets held by the fund were $47.8 million. The fund’s holdings of the Company’s common stock represented 0.14% of the total net assets held by the fund.

According to its website, Green Century also delivered proposals regarding hydraulic fracturing to the following other oil and gas companies of which it is a shareholder (the parentheses after each company name represent Green Century’s published percentage of its net assets invested in those companies): EOG Resources (0.47%), Williams Companies, Inc. (0.24%), Chesapeake Energy Corporation (0.32%), and XTO Energy (0.52%).

END OF SHAREHOLDER PROPOSAL
*****

Board of Directors’ Statement in Opposition

THE COMPANY’S BOARD OF DIRECTORS
UNANIMOUSLY RECOMMENDS A VOTE “AGAINST” THIS PROPOSAL

It is hard to overstate the importance of natural gas to America, on the one hand, and to the Company and its shareholders, on the other. Natural gas is abundant, efficient, and versatile energy. It is also clean and reliable: natural gas has lower carbon emissions than coal and provides a reliable fuel stock for power generation. Natural gas also improves America’s energy and economic security: millions of Americans work at good-paying jobs producing America’s abundant natural gas supplies. Finally, all of the Company’s revenues result from sales of natural gas and related hydrocarbons.

It is also hard to overstate the importance of hydraulic fracturing (HF) to America’s natural gas exploration and development activities. The vast majority of America’s new natural gas wells would not produce gas at economic rates without HF. Similarly, HF is essential for the production of natural gas from the formations targeted by the Company’s exploration activities: the Company anticipates conducting HF operations on substantially all of its future wells.

Unfortunately, HF has attracted considerable attention in recent months, including shareholder proposals like the proposal above. However, the Company believes: (i) there is much more public discussion about HF than there are actual risks to human health and the environment related to HF; and (ii) much of the public discussion critical of HF operations is incomplete (at best) and intentionally misleading (at worst).

For example, contrary to assertions made by the proponent in its proposal:

•	HF is acknowledged as a safe and non-threatening procedure that poses little or no risk to underground sources of drinking water according to studies performed and published by respected regulators and authorities, including the U.S. Environmental Protection Agency, the Ground Water Protection Council, and the Interstate Oil and Gas Compact Commission.

•	A report from the Groundwater Protection Council in May 2009 concluded that most additives contained in fluids used in HF pose low to very low risks to human health and the environment.

•	During a December 2009 hearing before the U.S. Senate Committee on the Environment and Public Works, three officials from the U.S. Environmental Protection Agency testified that they were not aware of any verifiable instances of groundwater contamination caused by HF.

•	There is widespread public disclosure of additives used in HF operations.

•	Free websites and other publications sponsored by oil and gas companies and trade associations provide detailed descriptions of HF and the additives contained in fluids used in HF.

•	Material safety data sheets describing the characteristics of the additives to be used in HF operations are maintained on every well-site location.

•	HF does not lead to groundwater contamination.

•	Current regulations covering well design requirements and HF operations are specifically intended to protect ground and drinking water. For example, steel pipe called casing is required to be cemented into place at the uppermost portion of each well the Company drills, installing an impermeable barrier between isolated formations containing hydrocarbons that are thousands of feet below the surface and the much shallower underground water reservoirs.

•	There is no record of groundwater contamination from any of the Company’s operations. Moreover, based on information that the Company considers reliable, there have been no verified incidents of groundwater contamination resulting from HF by any other operators during the more than 60 years that HF technology has been used by the oil and gas industry.

•	HF operations by the Company are already subject to extensive regulations.

•	For the past several decades, state agencies charged with protecting public and private water supplies have implemented a system of environmental and operational regulations addressing oil and gas activities, including HF.

•	Federal agencies control any adverse impacts of HF through the Clean Water Act (protects groundwater from environmentally-harmful activities), the Safe Drinking Water Act (prohibits pollution of drinking water, though it does not authorize regulation of injection of fracturing fluids), and CERCLA.

In addition: the Company already strives to conduct its operations in a manner that prevents pollution (including the Company’s well casing and cementing and water handling programs), conserves resources and energy, minimizes the use of hazardous materials (the Company’s HF fluids are at least 99% water), reduces waste (including reducing and reusing water used in its HF operations), and implements new technologies that meet or exceed current regulatory requirements; the Company is already committed to safeguarding the environment and conducting its business in a manner designed to comply with all applicable environmental laws and regulations; and the Company already monitors regulatory and scientific developments regarding the environment in order to meet or exceed its compliance obligations.

The Company has determined that its HF operations, which are already subject to extensive state and local laws and state and federal oversight, pose minimal risks to the environment and human health, and the Company is taking such steps as it deems prudent to minimize future associated risks. Additional information about the Company’s environmental and other compliance activities is available in its annual reports on Form 10-K.

As a result, the Company and the Board of Directors believe adopting additional policies or procedures or preparing reports of the sort sought by the subject proposal is unnecessary and would serve no useful purpose but rather would serve, at best, only to increase administrative burdens and costs on the Company.

Accordingly, the Company’s Board of Directors unanimously recommends that you vote “AGAINST” the proposal.

SHAREHOLDER PROPOSALS FOR 2011 ANNUAL MEETING

Any shareholder who intends to present a proposal at the 2011 Annual Meeting of Shareholders for inclusion in the proxy statement and proxy card relating to that meeting is advised that the proposal must be received by the Company at its principal executive offices not later than December 29, 2010. The Company will not be required to include in its proxy statement or proxy card a shareholder proposal which is received after that date or which otherwise fails to meet requirements for shareholder proposals established by regulations of the Securities and Exchange Commission. If the date of the 2011 Annual Meeting is changed by more than 30 days from the first anniversary of the date of the 2010 Annual Meeting, the deadline for submitting proposals to be included in management’s 2011 proxy statement is a reasonable time before the Company begins to print and mail its proxy materials for its 2011 Annual Meeting.

The persons named in the Company’s proxy card for the 2010 Annual Meeting of Shareholders will have discretionary authority to vote any proxies they hold at such meeting on any matter for which the Company does not receive notice by March 12, 2010. If the Company changes the date of its 2011 Annual Meeting by more than 30 days from the first anniversary of the date of the 2010 Annual Meeting, the persons named in the Company’s 2011 proxy statement will be able to exercise discretionary authority if notice of the matter has not been received in a reasonable time before the Company mails its proxy materials for the 2011 Annual Meeting of Shareholders.

If the date of the 2011 Annual Meeting is advanced or delayed by more than 30 calendar days from the first anniversary of the date of the 2010 Annual Meeting, the Company shall, in a timely manner, inform shareholders of such change, by including a notice, under Item 5, in its earliest possible quarterly report on Form 10-Q. The notice will include the new deadline for submitting proposals to be included in the Company’s

2011 proxy statement and the new date for determining whether the Company may exercise discretionary voting authority because it has not received timely notice of a matter.

In order to avoid controversy as to the date on which the Company receives any such proposal, it is suggested that shareholders submit their proposals by certified mail, return receipt requested, or other means that permit them to prove the date of delivery.

DELIVERY OF DOCUMENTS TO SHAREHOLDERS SHARING AN ADDRESS

In some cases, only one copy of this proxy statement or annual report is being delivered to multiple shareholders sharing an address. The Company will deliver promptly, upon written or oral request, a separate copy of this proxy statement or annual report to a shareholder at a shared address to which a single copy of the document was delivered. To request separate or multiple delivery of these materials now or in the future, a shareholder may submit a written request to the Corporate Secretary, Ultra Petroleum Corp., 363 N. Sam Houston Pkwy E., Suite 1200, Houston, Texas 77060 or an oral request by calling the Corporate Secretary at (281) 876-0120.

OTHER MATTERS

At the Annual Meeting, shareholders will receive and consider the consolidated financial statements of the Company for the year ended December 31, 2009 and the auditor’s report thereon, but no vote by the shareholders with respect thereto is required or proposed to be taken.

Management knows of no amendment or other matters to come before the Annual Meeting other than the matters referred to in the Notice of Annual Meeting. However, if any other matter properly comes before the Annual Meeting, the accompanying proxy will be voted on such matter at the discretion of the person or persons voting the proxy.

All information contained in this proxy statement relating to the occupations, affiliations and securities holdings of directors and officers of the Company and their relationship and transactions with the Company is based upon information received from the individual directors and officers.

By Order of the Board of Directors

Chairman, President and Chief Executive Officer

Houston, Texas
April 28, 2010

Security Class Holder Account Number —Fold Form of Proxy — Annual Meeting of Shareholders to be held on June 14, 2010 This Form of Proxy is solicited by and on behalf of Management. Notes to proxy 1. Every holder has the right to appoint some other person or company of their choice, who need not be a holder, to attend and act on their behalf at the meeting or any adjournment or postponement thereof. If you wish to appoint a person or company other than the persons whose names are printed herein, please insert the name of your chosen proxyholder in the space provided (see reverse). 2. If the securities are registered in the name of more than one owner (for example, joint ownership, trustees, executors, etc.), then all those registered should sign this proxy. If you are voting on behalf of a corporation or another individual you must sign this proxy with signing capacity stated, and you may be required to provide documentation evidencing your power to sign this proxy. 3. This proxy should be signed in the exact manner as the name(s) appear(s) on the proxy. 4. If this proxy is not dated, it will be deemed to bear the date on which it is mailed by Management to the holder. 5. The securities represented by this proxy will be voted as directed by the holder, however, if such a direction is not made in respect of any matter, this proxy will be voted as recommended by Management. 6. The securities represented by this proxy will be voted in favour or withheld from voting or voted against each of the matters described herein, as applicable, in accordance with the instructions of the holder, on any ballot that may be called for and, if the holder has specified a choice with respect to any matter to be acted on, the securities will be voted accordingly. 7. This proxy confers discretionary authority in respect of amendments or variations to matters identified in the Notice of Meeting or other matters that may properly come before the meeting or —— any adjournment or postponement thereof. Fold 8. This proxy should be read in conjunction with the accompanying documentation provided by Management. Proxies submitted must be received by 11:00 a.m., Eastern Daylight Time, on June 10, 2010. VOTE USING THE TELEPHONE OR INTERNET 24 HOURS A DAY 7 DAYS A WEEK! To Vote Using the Telephone To Vote Using the Internet • Call the number listed BELOW from a touch tone • Go to the following web site: telephone. www.investorvote.com 1-866-732-VOTE (8683) Toll Free If you vote by telephone or the Internet, DO NOT mail back this proxy. Voting by mail may be the only method for securities held in the name of a corporation or securities being voted on behalf of another individual. Voting by mail or by Internet are the only methods by which a holder may appoint a person as proxyholder other than the Management nominees named on the reverse of this proxy. Instead of mailing this proxy, you may choose one of the two voting methods outlined above to vote this proxy. To vote by telephone or the Internet, you will need to provide your CONTROL NUMBER listed below. CONTROL NUMBER 19FE10083.E.SEDAR/000001/000001/i

Appointment of Proxyholder I/We, being holder(s) of Ultra Petroleum Corp., hereby appoint: Michael D. Print the name of the person you are Watford, or failing him, Kelly L. Whitley, appointing if this person is someone OR other than the Chairman of the Meeting. as my/our proxyholder with full power of substitution and to attend, act and to vote for and on behalf of the shareholder in accordance with the following direction (or if no directions have been given, as the proxyholder sees fit) and all other matters that may properly come before the Annual Meeting of Shareholders of Ultra Petroleum Corp. to be held at Crowne Plaza Hotel, 425 N. Sam Houston Pkwy E., Houston, Texas, on June 14, 2010 at 10:00 a.m., Central Daylight Time, and at any adjournment or postponement thereof. VOTING RECOMMENDATIONS ARE INDICATED BY HIGHLIGHTED TEXT OVER THE BOXES. 1. Election of Directors For Withhold For Withhold For Withhold 01. Michael D. Watford 02. W. Charles Helton 03. Robert E. Rigney —— 04. Stephen J. McDaniel 05. Roger A. Brown Fold For Withhold 2. Appointment of Auditors Appointment of Ernst & Young, LLP as Auditors of the Company for the ensuing year and authorizing the Directors to fix their remuneration. For Against 3. Shareholder Proposal If presented, to consider and vote upon a shareholder proposal regarding hydraulic fracturing which is opposed by the Board of Directors. —Fold Authorized Signature(s) — This section must be completed for your Signature(s) Date instructions to be executed. I/We authorize you to act in accordance with my/our instructions set out above. I/We hereby revoke any proxy previously given with respect to the Meeting. If no voting instructions are indicated above, this Proxy will be voted as recommended by Management. Interim Financial Statements — You can access quarterly financial statements and Annual Financial Statements — You can access Annual Reports management’s discussion and analysis (10-Q) on our website at www.ultrapetroleum.com, on our website at www.ultrapetroleum.com, or by registering at or by registering at www.computershare.com/mailinglist. If you would like to receive them by www.computershare.com/mailinglist. If you would like to receive mail, mark this box. them by mail, mark this box. If you are not mailing back your proxy, you may register online to receive the above financial report(s) by mail at www.computershare.com/mailinglist. 0 9 1 9 3 1 A R 1 U P Q Q